Exhibit 99.3

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF LOUISIANA

In re: Oil Spill by the Oil Rig	*	MDL No. 2179
“Deepwater Horizon” in the Gulf	*
of Mexico, on April 20, 2010	*
.	*	SECTION: “J”
	*	JUDGE BARBIER
This Document Relates to:	*
No. 10-4536	*
	*	MAGISTRATE JUDGE
	*	SHUSHAN
*
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PARTIAL CONSENT DECREE BETWEEN THE PLAINTIFF UNITED STATES OF AMERICA AND DEFENDANTS TRITON ASSET LEASING GMBH, TRANSOCEAN HOLDINGS LLC, TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC., AND TRANSOCEAN DEEPWATER INC.

PARTIAL CONSENT DECREE BETWEEN THE PLAINTIFF UNITED STATES OF AMERICA AND DEFENDANTS TRITON ASSET LEASING GMBH, TRANSOCEAN HOLDINGS LLC, TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC., AND TRANSOCEAN DEEPWATER INC.

TABLE OF CONTENTS

I.	JURISDICTION AND VENUE	2
II.	APPLICABILITY	3
III.	DEFINITIONS	4
IV.	LODGING CONSENT DECREE WITH COURT	9
V.	CWA CIVIL PENALTY AND RELATED TERMS	9
VI.	MEASURES TO IMPROVE PERFORMANCE AND PREVENT RECURRENCE	11
VII.	FINANCIAL ASSURANCE	35
VIII.	REPORTING	35
IX.	STIPULATED PENALTIES	39
X.	FORCE MAJEURE	45
XI.	DISPUTE RESOLUTION	47
XII.	INFORMATION COLLECTION AND RETENTION	49
XIII.	COVENANTS NOT TO SUE	51
XIV.	EFFECT OF SETTLEMENT AND RESERVATION OF RIGHTS	53
XV.	PUBLIC PARTICIPATION	55
XVI.	COSTS	56
XVII.	NOTICES	56
XVIII.	LIMITS AND EFFECTIVE DATE OF CONSENT DECREE	56
XIX.	RETENTION OF JURISDICTION	57
XX.	MODIFICATION	57
XXI.	TERMINATION	57
XXII.	SIGNATORIES / SERVICE	59
XXIII.	INTEGRATION	59
XXIV.	SALE OF ASSETS	59
XXV.	FINAL JUDGMENT	60

i

A.                              WHEREAS, Plaintiff the United States of America (“United States”) filed a Complaint on December 15, 2010, captioned United States of America v. BP Exploration & Production Inc. et al., Civ. Action No. 2:10-cv-04536, in the U.S. District Court for the Eastern District of Louisiana (the “Court”), alleging, among other things, that the Transocean Defendants(1) violated Section 311 of the Clean Water Act, 33 U.S.C. § 1321 (“CWA”), and are liable without limitation under Section 1002(a) of the Oil Pollution Act (“OPA”), 33 U.S.C. § 2702(a), for removal costs and damages.  The claims alleged against the Transocean Defendants are based on discharges of hydrocarbons into Waters of the United States beginning on April 20, 2010, relating to the Macondo Well and the Deepwater Horizon, the mobile offshore drilling unit lost in the course of the blowout of the Macondo Well.

B.                              WHEREAS, in MDL 2179 (E.D. La.), the Court has scheduled a trial to begin on February 25, 2013, on matters relevant to the claims asserted in the United States’ Complaint, including the taking of evidence that could be relevant to the claims of the United States for civil penalties under § 311(b) of the CWA, as set forth in the Complaint.

C.                              WHEREAS, the civil penalty to be paid under Paragraph 9 of this Consent Decree is subject to, among other laws, the Resources and Ecosystems Sustainability, Tourist Opportunities and Revived Economies of the Gulf Coast States Act of 2012 (RESTORE Act), Public Law 112-141.

D.                                    WHEREAS, the Parties agree, and the Court by entering this Consent Decree finds that this Consent Decree: (i) has been negotiated in good faith and will limit and avoid

(1) The definitions of this and other capitalized terms not defined on first reference are set forth below in Article III.

litigation between the Parties, and (ii) is fair, reasonable, and furthers the objectives of the CWA.

E.                                     WHEREAS, contemporaneously with entering into this Consent Decree, the United States and Transocean Deepwater Inc. have entered into a written plea agreement (“Plea Agreement”) pursuant to which Transocean Deepwater Inc. has agreed to plead guilty to a single-count Information charging a violation of 33 U.S.C. §§ 1319(c)(1)(A) and 1321(b)(3).

F.                                      WHEREAS, in that Plea Agreement, apart from the requirements of this Consent Decree, Transocean Deepwater Inc. agrees to pay $400,000,000 in fines and other relief required by the Plea Agreement.

G.                                    WHEREAS, other than as expressly set forth in the Plea Agreement, the Transocean Defendants and Transocean Ltd. continue to deny that they have any liability arising out of or relating to the Macondo Well Incident.

NOW, THEREFORE, before the trial of any claims in connection with the Macondo Well Incident, and without further adjudication or further admission of any issue of fact or law, and with the consent of the Parties,

IT IS HEREBY ADJUDGED, ORDERED, AND DECREED as follows:

I.                                        JURISDICTION AND VENUE

1.                                      This Court has jurisdiction over the subject matter of this action, pursuant to 33 U.S.C. § 1321(b) and 28 U.S.C. §§ 1331, 1333, 1345, and 1355, and over the Parties for the purposes of the entry and enforcement of this Consent Decree.  Venue lies in the Eastern District of Louisiana pursuant to 28 U.S.C. § 98(a), 33 U.S.C. § 1321(b)(7)(E), and 28 U.S.C. §§ 1391 and 1395.  Solely for purposes of this Consent Decree or any action to enforce this Consent Decree, the Parties acknowledge: (a) the Court’s exclusive jurisdiction over this Consent Decree and any action to enforce it; and (b) venue in the Eastern District of Louisiana.  The federal civil penalty assessed under this Consent Decree is assessed under 33 U.S.C. § 1321(b)(7) as set forth in the Complaint, in conformance with 33 U.S.C. § 1321(b)(11), which provides that civil penalties shall not be assessed under both 33 U.S.C. §§ 1319 and 1321 for the same discharge.  For the purposes of this Consent Decree, the Transocean Defendants agree that the Complaint states against the Transocean Defendants a claim for which, if proven, relief may be granted under the CWA.

II.                                   APPLICABILITY

2.                                      The obligations of this Consent Decree apply to and are binding upon, separately and collectively, the Parties, and each of their successors, assigns, or other entities or persons otherwise bound by law to comply with this Consent Decree.

3.                                      In any action to enforce this Consent Decree, the Transocean Defendants shall not raise as a defense the failure by any officer, director, employee, agent, or contractor of any of the Transocean Defendants to take any actions necessary to comply with the provisions of this Consent Decree.

4.                                      The Transocean Defendants are jointly and severally liable for each and every obligation imposed by this Decree, both those involving payment of monies and those involving performance of or refraining from any act.

5.                                      The Transocean Defendants must meet the requirements of this Consent Decree. Where a requirement is intended for a drilling rig, be it referred to in this Consent Decree as a mobile offshore drilling unit (“MODU”), rig,  drilling rig, other drilling vessel or facility, or the crew of same, the Transocean Defendants must meet such requirements for each drilling rig that meets both of these requirements:

a.                                      The Transocean Defendants or any one of them holds any ownership interest or operational responsibility for the drilling rig, including but not limited to the supply and management of personnel; and

b.                                      The drilling rig is engaged in Drilling Operations in the Waters of the United States (but not when such drilling rig is engaged in Drilling Operations outside the Waters of the United States).

III.                              DEFINITIONS

6.                                      Capitalized terms used in this Consent Decree that are defined in the CWA, the Outer Continental Shelf Lands Act (“OCSLA”), or in regulations promulgated pursuant to the CWA or OCSLA, shall have the meanings assigned to them in such law or regulations, unless otherwise provided in this Consent Decree.  If there is a conflict between a definition in the CWA and OCSLA, or the regulations under those statutes, the definition in the CWA or its regulations shall control.  For purposes of this Consent Decree, whenever the terms set forth below are used, the following definitions shall apply:

a.                                      “Article” shall mean a portion of this Consent Decree denoted by a capitalized Roman numeral.

b.                                      “Blowout Preventer” or “BOP” shall mean the subsea equipment, both hardware and software, used as a secondary means of well control in Drilling Operations.

c.                                       “Complaint” shall mean the complaint filed by the United States on December 15, 2010, Civ. No. 10-4536 (E.D. La.).

d.                                      “Competency Assessment Program” or “CAP” shall mean Transocean Defendants’ Offshore Petroleum Industry Training Organization (“OPITO”) approved program to verify competency of personnel executing designated roles in the Drilling Operations.

e.                                       “Competent Person” or “Competent Personnel” shall mean a person or persons who: (i) has been assessed under a CAP and achieved a passing rating per the program; and (ii) meets the competency requirements of SEMS regulations.

f.                                        “Consent Decree” or Decree shall mean this Partial Consent Decree, including all appendices attached hereto.

g.                                       “Date of Entry” shall mean the date upon which the Court enters this Consent Decree, which is also the effective date of this Consent Decree.

h.                                      “Date of Lodging” shall mean the date upon which the United States submits this Consent Decree to the Court for public comment.

i.                                          “Day” shall mean a calendar day unless expressly stated to be a business day.  In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next business day.

j.                                         “Drilling Operations” shall mean operations in which a drilling rig is connected to a subsea well head and conducting activities in the well bore.

k.                                      “Emergency Response Plan” shall mean a plan which outlines the duties, actions, and communications required under on-board emergency scenarios which are rig-specific and used in emergency response drills.

l.                                          “Interest” shall mean the interest earned at the rate and method specified by 28 U.S.C. § 1961(a) and (b), plus two percentage points.

m.                                  “International Safety Management” or “ISM” shall mean the maritime code, as defined in 46 U.S.C. § 3201(1), for the international standard for the safe management and operation of ships and for pollution prevention.

n.                                      “Macondo Well” shall mean Wells Nos. 1, 2, and 3 at and within Block 252, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10 existing on or before the Date of Lodging of this Consent Decree.

o.                                      “Macondo Well Incident” shall mean the following, all through February 17, 2012:  All discharges of hydrocarbons or other substances from the Macondo Well, including discharges from, through, or into the Deepwater Horizon mobile offshore drilling unit (including its appurtenances), occurring on or after April 20, 2010, regardless of any subsequent movement of such hydrocarbons or other substances; the explosion and fire on the Deepwater Horizon; the loss of the Deepwater Horizon; containment efforts related to the Macondo Well; construction of the relief wells within the meaning of  the Macondo Well; and clean-up and remediation efforts, and all other responsive actions in connection with the foregoing events.

p.                                      “Major Accidents and Hazards Risk Assessment” or “MAHRA” shall mean the analysis utilized by Transocean Defendants that identifies the major hazards for Drilling Operations, the means to reduce risk, and the mitigation of consequences.

q.                                      “Management System” shall mean Transocean Defendants’ Company Management System which contains policy and procedures to conduct Drilling Operations.

r.                                         “Operator” shall have the meaning set forth in 30 C.F.R. § 250.105: The person the lessee(s) designates as having control or management of operations on the leased area or a portion thereof.  An operator may be a lessee, the Bureau of Safety and Environmental Enforcement (“BSEE”)-approved or Bureau of Ocean Energy Management (“BOEM”)-approved designated agent of the lessee(s), or the holder of operating rights under a BOEM-approved operating rights assignment.

s.                                        “Original Equipment Manufacturer” or “OEM” shall mean the company that originally manufactured a product or equipment.

t.                                         “Paragraph” shall mean a portion of this Consent Decree identified by an Arabic numeral or a lower case letter.

u.                                      “Parties” shall mean, collectively, the United States, Transocean Offshore Deepwater Drilling Inc., Transocean Deepwater Inc., Transocean Holdings LLC, and Triton Asset Leasing GmbH; “Party” shall mean the United States,

Transocean Offshore Deepwater Drilling Inc., Transocean Deepwater Inc., Transocean Holdings LLC, and Triton Asset Leasing GmbH, individually.

v.                                      “Performance Plan” shall mean the plan required by Paragrapah 14.e. of this Consent Decree, as approved by the United States, which shall be deemed part of this Consent Decree.

w.                                    “Public Web Site” shall mean a web site on the internet that:  (i) the Transocean Defendants establish and maintain; (ii) contains all reports and other materials required by this Consent Decree; (iii) is readily searchable by conventional internet and web site means; and (iv) is available to the public free of charge, including the downloading of all content from the site.

x.                                      “Safety and Environmental Management System” or “SEMS” shall mean an Operator’s comprehensive management program for identifying, addressing and managing operational safety hazards and impacts, with the goal of promoting both human safety and environmental protection.

y.                                      “Transocean Defendants” shall mean Transocean Deepwater Inc., Transocean Offshore Deepwater Drilling Inc., Transocean Holdings LLC, and Triton Asset Leasing GmbH.

z.                                       “Waters of the United States” shall mean all waters including navigable waters of the United States, adjoining shorelines, or waters of the contiguous zone, or waters in connection with activities under the Outer Continental Shelf Lands Act, 43 U.S.C. § 1331 et seq., or the Deepwater Port Act of 1974, 33 U.S.C. § 1501 et seq., or water which may affect natural resources belonging to, appertaining to, or under the exclusive management authority of the United States (including resources under the Magnuson-Stevens Fishery Conservation and Management Act, 16 U.S.C. § 1801 et seq.).

aa.                               “Well Control” shall mean techniques used in Drilling Operations to maintain the fluid column hydrostatic pressure against the formation pressure to prevent the uncontrolled influx of formation fluids into the wellbore.

bb.                               “Well Control Competency Assessment” shall mean International Association of Drilling Contractors (“IADC”) approved well control training programs.

IV.                               LODGING CONSENT DECREE WITH COURT

7.                                      The United States shall lodge this Consent Decree with the Court upon execution by the Parties.

8.                                      The Transocean Defendants’ obligations to perform under this Consent Decree commence upon the Date of Entry.

V.                                    CWA CIVIL PENALTY AND RELATED TERMS

9.                                      Payment.  The Transocean Defendants shall pay $1,000,000,000 in civil penalty (with Interest accruing from the Date of Lodging of this Consent Decree) to the United States as follows:

a.                                      $400,000,000, plus Interest, within sixty (60) days after Date of Entry;

b.                                      $400,000,000, plus Interest, within one (1) year after Date of Entry; and

c.                                       $200,000,000, plus Interest, within two (2) years after Date of Entry.

In addition to any other remedy available to the United States under this Consent Decree or other law, if any payment required under Paragraph 9 is not timely received by the United States within forty-five (45) days after the due date for the payment, the full amount of the civil penalty specified in this Paragraph is immediately due and owing to the United States.  If paid timely and in full (including Interest), the payments described in this Paragraph 9 are the maximum amount to be paid under Article V (CWA Civil Penalty and Related Terms) of this Consent Decree in return for the covenant not to sue provided by the United States in this Consent Decree (Article XIII).

10.                               Payment Instructions. The Transocean Defendants shall make payment of the amount due the United States pursuant to this Consent Decree through FedWire Electronic Funds Transfer (“EFT”) pursuant to instructions that shall be provided upon request to the Transocean Defendants by the Financial Litigation Unit of the Office of the United States Attorney, Eastern District of Louisiana.  The Transocean Defendants shall cause payment to be accompanied by a transmittal letter that shall specify that the payment is a civil penalty under Section 311(b) of the CWA and is being made pursuant to this Consent Decree, in connection with the Macondo Well Incident.  The Transocean Defendants also shall specify the civil number assigned to this case (10-4536), along with DJ No. 90-5-1-1-10026.

11.                               Late Payment.  If any payment to be made under Article V (CWA Civil Penalty and Related Terms) of this Consent Decree by the Transocean Defendants is more than ten (10) Days late, in addition to the Interest that would be due and any other available remedy, the Transocean Defendants also shall be liable to the United States for a per day, stipulated penalty of 0.025 percent of the principal sum that was due but not timely paid; that amount accrues each day (after the first ten (10) Days) that a payment goes unpaid and shall be due immediately upon demand in writing by the United States.

12.                               Early Payment of Installments Allowed. The Transocean Defendants shall have the option (at their sole discretion) to pre-pay any or all of the installments without a penalty.  Any prepayment of an installment hereunder shall include the accrued but unpaid Interest thereon, and any payment shall be applied first to accrued Interest and the remainder to reduce future installments in the order of their maturity.  If any installment becomes due on a Saturday, Sunday or a federal holiday, such installment may be made on the next succeeding business day and such extension of time shall be included in the computation of Interest on such installment.

13.                               No Deductibility or Basis for Indemnity. The Transocean Defendants agree that neither they nor any affiliated entity shall capitalize into inventory or basis nor shall they take as a tax deduction, in the United States or elsewhere, any portion of the monies paid under Article V (CWA Civil Penalty and Related Terms) or Article IX (Stipulated Penalties) of this Consent Decree.  Nor shall the Transocean Defendants use or allow to be used any payments of CWA penalties to the United States made pursuant to this Consent Decree as a basis for indemnity or reimbursement from any other defendant named in paragraph 76 of the Complaint.

VI.                               MEASURES TO IMPROVE PERFORMANCE AND PREVENT RECURRENCE

14.                               General Terms.

a.                                      Transocean Defendants shall implement or cause to be implemented, including through employees, affiliates, or contractors, the injunctive relief requirements imposed in this Consent Decree for all Drilling Operations in the Waters of the United States in accordance with the requirements of this Consent

Decree, with the deadlines approved in the Performance Plan required in Paragraph 14.e. below, and shall continue to implement or cause to be implemented these requirements for the duration of this Consent Decree.  Compliance with these requirements by any one or more of the Transocean Defendants shall satisfy the requirements of this Consent Decree for all the Transocean Defendants.

b.                                      Documentation showing the implementation of the requirements in this Consent Decree, including all reports and submittals required by this Article, shall be posted on Transocean Defendants’ Public Web Site as provided in Paragraph 21.b.

c.                                       Treatment of Information Asserted to be Either Trade Secrets or Confidential Information. If the Transocean Defendants believe that any information to be provided under this Consent Decree includes information that would be protected from public disclosure under Title 5 U.S.C. § 552(b)(4), i.e., trade secrets or confidential commercial information or confidential financial information, the Transocean Defendants may adjust the submittal as follows:

1)                                     To the United States: The Transocean Defendants must mark plainly those elements or excerpts of the submittal subject to the assertion of confidentiality, and only those elements or excerpts; and

2)                                     To the Public Web Site: The Transocean Defendants may remove from the submittal the material they believe would be protected from public disclosure by Title 5 U.S.C. § 552(b)(4), if they simultaneously submit to the United States a written statement, explaining the application of Section 552(b)(4), including:

i.                                          A discussion of how substantial competitive or other business harm would likely result from release; and

ii.                                       A certification that the information is confidential and to the best of the certifying individual’s knowledge and belief has not been disclosed to the public by the Transocean Defendants and is non-public because it is not available to the public from other sources.

Where the Transocean Defendants’ claims of confidential information or trade secrets result in deletion of information from an item submitted to the Public Web Site, the Transocean Defendants shall use their best efforts to supplement the posted item with information they consider non-confidential in order to preserve as much of the informational value of the item as possible, consistent with the confidentiality claims asserted.  Any requests for public disclosure of information claimed confidential or a trade secret under this paragraph shall be processed as provided in 43 C.F.R. Part 2.  If the Transocean Defendants’ assertion of confidential information under the process provided in 43 C.F.R. Part 2 is found invalid after the legal process to which such assertion is entitled, the Transocean Defendants shall promptly conform any affected Public Web Site submittal to that result.

d.                                      Unless otherwise specified, the requirements in this Article shall be implemented pursuant to the timeframes in the approved Performance Plan.

e.                                       Performance Plan.  The provisions in Paragraphs 14-23 are intended to improve performance and prevent recurrence of an uncontrolled well flow and discharge of hydrocarbons into Waters of the United States.  By no later than 120 days after the Date of Entry of this Consent Decree, the Transocean Defendants shall submit a detailed proposed Performance Plan for approval by the United States.  The Transocean Defendants shall consult with United States in preparing the proposed Performance Plan, and the plan shall include, among other things, and as necessary and appropriate, interim milestones covering each of the following areas: General Terms (Paragraph 14), Operational Oversight (Paragraph 15), Oil Spill Training (Paragraph 16), Oil Spill Exercises (Paragraph 17), Oil Spill Response Plans (Paragraph 18), Best Practices (Paragraph 19), Innovation (Paragraph 20), Transparency (Paragraph 21), Independent Consent Decree Compliance Auditor (Paragraph 22), and Process Safety, Including Independent Process Safety Consultant (Paragraph 23).  The proposed Performance Plan shall include a schedule for all reports required under this Consent Decree and also include due dates for any reports required but not already scheduled by this Consent Decree.  Where this Consent Decree requires the Transocean Defendants to provide information to the United States, the Performance Plan may specify one or more agencies or individuals to which such information shall be provided.  Upon approval of the proposed Performance Plan by the United States, the Transocean Defendants shall comply with the approved Performance Plan.  After approval of the proposed Performance Plan, the Transocean Defendants may request in writing that the United States approve modifications of the Performance Plan for good cause.  Upon approval of a modification by the United States, the Transocean Defendants shall comply with the Performance Plan as modified.

15.                               Operational Oversight.

a.                                      Drilling Operations.  Transocean Defendants may not conduct any Drilling Operations unless the following requirements are satisfied:

1)                                     The Transocean Defendants shall design and implement an Audit-Review-and-Closeout Process, overseen by Transocean Defendants’ on-shore managers within the United States, that ensures follow up and closeout of rig-specific audits.  The Transocean Defendants’ onshore managers in the United States shall be responsible for ensuring that all material deficiencies related to a drilling rig’s Major Accidents and Hazards Risk Assessment (“MAHRA”) (copies of which shall be provided to the United States), identified in each audit are corrected within sixty (60) days of identification, unless the auditor agrees in writing to a longer time period.  After completion of an audit, if material deficiencies are found, the Transocean Defendants shall notify the United States and provide the United States with the corrective action planned or undertaken, in accordance with the Performance Plan.  Completion of corrective action shall be documented in records made available to the United States as outlined in the Performance Plan.  The Transocean Defendants must develop a Management System which complies with Operators’ Safety and Environmental Management System (“SEMS”) for all Transocean Defendants’ owned or operated rigs, vessels, and facilities operating in the Waters of the United States.  The Transocean Defendants’ shall certify that a Management System is in place that complies with SEMs.

2)                                     The Transocean Defendants must establish Stop-Work Authority procedures consistent with International Safety Management (“ISM”) code, SEMS, and federal regulatory requirements, that grant all personnel and the Transocean Defendants’ contractors the responsibility and authority, without fear of reprisal, to stop work on the Transocean Defendants’ rigs, vessels, or facilities or decline to perform an assigned task when such person perceives any significant risk or danger exists (including but not limited to: loss of well control, spill, blowout, and/or loss of life).

b.                                      Blow Out Preventer (“BOP”) Certification.  The Transocean Defendants may not conduct any Drilling Operations unless the Transocean Defendants provide to the United States, prior to the time of the initial deployment of the BOP on a well operation, written certification that:

1)                                     Scheduled preventive maintenance provided by API Standard 53 for the BOP to be utilized has been performed.

2)                                     All repairs done to the BOP utilized only Original Equipment Manufacturer (“OEM”) parts, unless the OEM does not supply the necessary part, and were completed by Competent Personnel.  Work completed by a person in the Transocean Defendants’ training program satisfies this requirement as long as the trainee’s work is suited to his or her expertise and level of progress in the training program and the trainee is directly supervised at all times by a Competent Person.

3)                                     All batteries used in the BOP emergency control systems (including, e.g., deadman, autoshear) have been maintained according to the OEM recommendations.

4)                                     The blind shear rams were surface tested in accordance with OEM specifications and regulatory requirements.

c.                                       BOP Reports.  The Transocean Defendants shall also submit the following written reports to the United States:

1)                                     Transocean Defendants shall review, as soon as it becomes commercially available, state-of-the-art BOP and pipe-shearing technology and provide in the Annual Report (Paragraph 31.a.) a summary describing Transocean Defendants’ use or rationale not to use such technology including the technical feasibility and applicability to well operations as well as the economic feasibility of the technology (cost-benefit analysis).

2)                                     Transocean Defendants shall provide in the Annual Report (Paragraph 31.a.) a gap analysis of preventive maintenance required in the company’s maintenance program for subsea BOPs as compared to the OEM required maintenance.  Where OEM maintenance recommendations differ from those applied, the report shall include an explanation of the difference.

d.                                      Well Control Competency Assessments.  Transocean Defendants shall implement the following measures to strengthen its well control competencies under the timeframes in the Performance Plan approved by the United States:

1)                                     Develop, implement, and maintain documentation for a Well Control Competency Assessment plan for all Transocean Defendants’ personnel (including: Offshore Installation Manager (“OIM”), Senior Toolpusher, Toolpusher, and Driller) responsible for conducting or oversight of Drilling Operations on Transocean Defendants’ owned, operated, or contracted rigs that exceeds the competency requirements set forth in 30 C.F.R. §§ 250.1500-1510 (Subpart O).  The competency assessment plan must include, but is not limited to: identifying skill sets and other competencies needed to recognize, evaluate, and respond to Well Control events; providing for the training, assessment of skills and competencies necessary for those events; and undertaking appropriate corrective actions for personnel who do not demonstrate the identified skills or competencies, including but not limited to, ensuring that any such personnel who have not demonstrated such skills and competencies shall work under direct supervision of a Competent Person until such skills and competency have been demonstrated.

2)                                     Provide to the United States, for each calendar year after the Date of Entry, by April 2 of the following year in the Annual Report (Paragraph 31.a.), a summary report regarding Competency Assessment Plan implementation, including the types and aggregate number of people assessed, found competent, and found in need of further training.

3)                                     Require all Transocean Defendants’ offshore management who conduct or oversee Drilling Operations, specifically the Offshore Installation Manager, Senior Toolpusher, Toolpusher, and Driller, to complete at least forty (40) hours of training each calendar year related to Outer Continental Shelf (“OCS”) well control operations, principles of process safety, or risk management.

4)                                     Implement and maintain International Association of Drilling Contractors, or International Well Control Forum, certification for Transocean Defendants’ well control training at Transocean Defendants’ training center in Houston.

i.                                          Transocean Defendants shall make its training center in Houston available upon reasonable written request for the United States representatives to visit to ensure/increase transparency.

ii.                                       Transocean Defendants shall make available three (3) places in designated training sessions at its Houston training facility each year for the United States’ representatives to attend training sessions to obtain an understanding of Transocean Defendants’ training curriculum.

5)                                     Implement a Competence Assessment Management System (“CAMS”) to develop standards of competence required across Transocean Defendants’ United States fleet for Drillers, Senior Subsea Supervisors, Subsea Supervisors, and Dynamic Positioning Officers:

i.                                          Transocean Defendants shall obtain third-party certification of its CAMS process from the OPITO.

ii.                                       CAMS process shall:

(a)                                 Assess risks associated with Transocean Defendants’ offshore jobs listed in Paragraph 15(d)(5); and

(b)                                 Audit both training and employee competency records to assure that Transocean Defendants’ employees occupying those jobs are adequately receiving the correct training for their positions.

6)                                     Utilize a Competence Assessment Program (“CAP”) to assess the capability of Drillers, Senior Subsea Supervisors, Subsea Supervisors, and Dynamic Positioning Officers to operate at the CAMS established levels of competence:

i.                                          Transocean Defendants shall adopt a CAP for Drillers, Senior Subsea Supervisors, Subsea Supervisors, and Dynamic Positioning Officers.  The CAP shall establish a single standard of competency in each job, which Transocean Defendants shall regularly review and improve.  Transocean Defendants shall review CAP results semi-annually to identify any potential gaps in current on-the-job training and/or classroom training programs for Drillers, Senior Subsea Supervisors, Subsea Supervisors, and Dynamic Positioning Officers and shall generate updates, changes, and additions at least once each calendar year.

7)                                     Develop and commence continuous operation of the Global Management System (“GMS”) to forward operational alerts issued at the corporate level to every Transocean Defendants’ rig operating in the Waters of the United States.

8)                                     Require confirmation from the OIM that operational alerts have been received and that the required actions are being taken.

9)                                     For each calendar year after the Date of Entry of the Consent Decree, by April 2 of the following year, the Transocean Defendants shall provide in the Annual Report (Paragraph 31.a.), a report to the United States demonstrating all Transocean Defendants’ employee training  related to hazard identification.  This report shall also be posted on Transocean Defendants’ Public Web Site within the same timeframe.

e.                                       Drilling Monitoring.  Transocean Defendants shall review and evaluate, as soon as it becomes commercially available, real-time monitoring technology applicable to drilling contractors and provide in the Annual Report (Paragraph 31.a.) a summary describing Transocean Defendants’ use or rationale not to use such technology, including the technical feasibility and applicability to well operations and the economic feasibility of the technology (cost-benefit analysis).

f.                                        Records. Transocean Defendants shall maintain onshore copies of all records related to the United States-required drilling and production tests of Transocean Defendants-owned drilling equipment.  These records must be provided to the United States upon request at all times.

g.                                       Incident Reporting.  Transocean Defendants shall provide to the United States, for each calendar year after the Date of Entry, by April 2 of the following year in the Annual Report (Paragraph 31.a.), a summary report documenting all corrective maintenance and inhibits (i.e., the temporary disabling) of safety critical designated equipment, stop-work events, near hits and serious near hit incidents, major loss of containment incidents, and any incidents involving Transocean Defendants’ employees or contractors that Operators are required to report under 30 C.F.R. § 250.188 (as modified to include reporting of property or equipment damage greater than $250,000 in value).

16.                               Oil Spill Training.  Transocean Defendants shall:

a.                                      Provide training at least once per calendar year on the National Incident Management System Incident Command System (“ICS”) to the Transocean Defendants’ personnel engaged in any function associated with emergency planning, preparedness, and response for any drilling rigs, specifically: (i) the following corporate personnel:  Quality Health Safety and Environment (“QHSE”) Vice President, Vice President of the Americas, and QHSE Director and (ii) the following personnel:  QHSE Manager, Sector Manager, General Manager, Operations Managers, and Rig Managers, (collectively, the “Emergency Response Team” or “ERT”).  Training curriculum shall be set forth in the Performance Plan and shall include ICS 100, 200, 300, 400, 700, and 800, as appropriate, and shall also include at least four (4) hours (or a suitable equivalent to be reviewed and approved by the United States) of training on the oil spill response plan(s) that would be activated should a spill occur.  The Transocean Defendants shall select the appropriate levels of ICS training for the ERT using objective qualifications standards and with the approval of the United States as part of the Performance Plan.

b.                                      Document in the Annual Report (Paragraph 31.a.) that the ERT has undergone the training required by this paragraph.

17.                               Oil Spill Exercises.  Transocean Defendants shall:

a.                                      During onboard emergency drills for oil spills, response personnel shall simulate notification to the United States Coast Guard (“USCG”) and BSEE, as required, in coordination with the Operator, to ensure prompt communication to BSEE and the National Response Center of rig status in the event of an emergency or oil spill.  The simulated notification shall be documented in the drill records of the rig and made available to the United States upon request.

b.                                      Quarterly, with advance notice, and in coordination with the Operator, conduct a drill with actual notification to the National Response Center clearly identifying that the call is part of an exercise.

c.                                       When requested by the Operator, participate in any table-top exercise developed and coordinated by the Operator, using the worst-case scenario for the well to be drilled and the Operator’s applicable Offshore Spill Response Plan (“OSRP”), but in no event shall this modify any contract term with the Operator concerning the use of Transocean Defendants’ equipment.  Transocean Defendants shall participate as observers in table-top exercises conducted by Operators with other drilling contractors, when acceptable to those other parties.

d.                                      Participate with Operator personnel in weekly rig-based Emergency Response Drills, which shall include the following types of scenarios: blowouts, gas on the surface, fire, vessel collisions, terrorist threats, and muster and evacuation.  Emergency Response Drills shall also include, where appropriate, drills regarding the applicable OSRP for a particular scenario.  The Emergency Response Drills shall be documented in the drill records of the rig and made available to the United States upon request.

e.                                       Coordinate with the Operator to invite the USCG, BSEE, and the Environmental Protection Agency (“EPA”) to participate in internal training exercises conducted pursuant to Paragraph 17.c., above.

18.                               Oil Spill Response Plans.

Transocean Defendants shall submit to the United States, for review and approval, an addendum to an Operator’s approved OSRP.  The addendum shall be reviewed and updated, if appropriate, based on any change to the OSRP.  The addendum shall include the following:

a.                                      A listing of all oil spill response equipment stored on the rig.

b.                                      Information on the communication systems and compatibility with those systems contained in the approved OSRP.

c.                                       A list of names and duties of all Transocean Defendants’ personnel, if any, responsible for assisting with an oil spill response pursuant to the OSRP.

d.                                      Action plans and duties relating to maintaining or regaining well control.

The Transocean Defendants shall make the approved addendum, along with any updates based on changes to the OSRP, part of the rig Emergency Response Plan and any other systems necessary to ensure that the addendum is part of the materials consulted and tested in planning, training, and drills related to oil spill response.

19.                               Best Practices.

a.                                      Communication with Operators.  Transocean Defendants shall create and maintain an Emergency Response Plan, which shall include a description of Transocean Defendants’ roles in implementing measures and providing equipment necessary to maximize an effective and efficient emergency evacuation and other activities related to maintaining platform integrity and stability, including the initiation of the emergency disconnect system.  Transocean Defendants shall provide this Emergency Response Plan to Operators that Transocean Defendants are working with to ensure that strategies and plans for source abatement and control are clearly delineated.

b.                                      Alarm System Safety.  Transocean Defendants shall maintain within the maintenance system records an up-to-date status of all inhibits made to the fire and gas alarm systems of the Transocean Defendants’ drilling rigs.  Transocean Defendants shall record and maintain this information both on the rig and in a company on-shore database located in the United States that shall be made available to the United States upon request.

20.                               Innovation.

a.                                      Transocean Defendants shall cause to be formed a Technology Innovation Group (“TIG”):

1)                                     The TIG shall focus on central issues in drilling safety to explore and develop next generation solutions to critical aspects of drilling.

Transocean Defendants shall devote a minimum of $10 million to this effort before seeking termination of this Consent Decree, and shall do so within five (5) years of the Date of Entry unless impracticable.

2)                                     The TIG’s first priority shall be more efficient, reliable blowout preventers.

3)                                     The TIG shall stay current on safety related equipment as it becomes commercially available.

4)                                     The TIG shall seek to partner with other companies to develop promising safety-related technologies.

5)                                     The TIG shall identify and consider for use by the Transocean Defendants new technologies available in the industry.

6)                                     For each calendar year after the Date of Entry, by April 2 of the following year, the TIG shall provide a report to Transocean Defendants’ Boards of Directors, the United States in the Annual Report (Paragraph 31.a.), and post the report on Transocean Defendants’ Public Web Site. The report shall document compliance and amounts expended, results, and developments required by Paragraph 20.a.

21.                               Transparency.

a.                                      The Transocean Defendants shall cause a Committee of the Transocean Offshore Deepwater Drilling Inc. Board of Directors to be designated to assume responsibility for Transocean Defendants’ compliance with and reporting obligations under the Consent Decree.

b.                                      Transocean Defendants shall create a Public Web Site that contains the following information updated at a minimum on an annual basis for each calendar year after the Date of Entry, by April 2 of the following year:

1)                                     Lessons learned from the Macondo Well Incident Report;

2)                                     Summary progress reports on their compliance with the Consent Decree, including the injunctive relief obligations described herein;

3)                                     Summaries of lost time incidents, hydrocarbon spills and volume;

4)                                     A list of all incidents of Transocean Defendants’ non-compliance with the Consent Decree, including corrective actions taken and penalties assessed;

5)                                     A report demonstrating all Transocean Defendants’ employee training and competence in job safety analyses for OIM, Senior Toolpusher, Toolpusher, and Driller;

6)                                     A list of all of the Transocean Defendants’ oil spills that reach Waters of the United States, including the name of the facility, location of the spill, root cause, and best estimate of volume, updated as new information becomes available; and

7)                                     All items delivered to the United States under this Consent Decree.

c.                                       For each calendar year after the Date of Entry, by April 2 of the following year, the Transocean Defendants shall enter into the National Response Resource Inventory data base, all Well Control and spill response equipment they own, operate, or with which they contract.

22.          Independent Consent Decree Compliance Auditor.

a.             As part of the Performance Plan approved by the United States, the Transocean Defendants shall retain an Independent Consent Decree Compliance Auditor (the “Independent Auditor”) who shall audit and report to the United States each calendar year after the Date of Entry, by April 2 of the following year in the Annual Report (Paragraph 31.a.), on the Transocean Defendants’ compliance with Articles VI (Measures to Improve Performance and Prevent Recurrence) and VIII (Reporting) of this Consent Decree.  The Independent Auditor shall review documentation and take such reasonable measures as may be appropriate to verify the Transocean Defendants’ compliance with Articles VI (Measures to Improve Performance and Prevent Recurrence) and VIII (Reporting) of this Consent Decree.  All final compliance audit reports required under this paragraph shall be posted on the Public Web Site within ten (10) days of issuance.  The Performance Plan approved by the United States shall address such issues as the qualifications and selection of the Independent Auditor, the provision of draft reports to the Transocean Defendants, and the opportunity of the Transocean Defendants to respond to any deficiencies noted in a draft report and develop a plan to correct any agreed-upon deficiencies.

b.             The Independent Auditor shall only have the duties, responsibilities and authority conferred by this Consent Decree and Performance Plan, shall not have executive or management functions, and shall not replace or assume the role of any of the Transocean Defendants’ or Transocean Ltd.’s officers, executives, directors, managers or supervisors.  Nor shall the Independent Auditor exercise the regulatory, enforcement, or other roles of the United States.

c.             No determination by the Independent Auditor shall be binding in any proceeding brought by the United States to enforce this Consent Decree.

23.          Process Safety, Including Independent Process Safety Consultant.

a.             Transocean Offshore Deepwater Drilling Inc. Health, Safety, and Environmental Board Committee:

1)            The Transocean Defendants shall cause Transocean Offshore Deepwater Drilling Inc. to create a Health, Safety, and Environmental Board Committee.

2)            The Health, Safety, and Environmental Board Committee shall evaluate the Transocean Defendants’ response/improvements in the Transocean Defendants’ safety and operational risk identification and management of risk, including the Transocean Defendants’ compliance with the process safety related aspects of this Consent Decree, specifically BOP testing and maintenance, training and Well Control.

3)            The Health, Safety, and Environmental Board Committee shall meet at least quarterly each calendar year after the Date of Entry, beginning after the first full quarter following the Date of Entry, and report its findings and recommendations to Transocean Offshore Deepwater Drilling Inc.’s and Transocean Ltd.’s Boards of Directors.

b.             Independent Process Safety Consultant.

1)            To assist in evaluating Transocean Defendants’ process safety, including operational risk identification and management of risk, the Transocean Defendants shall retain an Independent Process Safety Consultant acceptable to the United States who shall be experienced in process safety, operations and risk management in the offshore drilling industry.  The Independent Process Safety Consultant shall review the Transocean Defendants’ practices related to the process safety related aspects of this Consent Decree, specifically BOP testing and maintenance, training, and Well Control.  The Independent Process Safety Consultant shall have access to all documentation related to BOP testing and maintenance, training, and well control made available to the Independent Auditor pursuant to this Consent Decree and to the reports, data and other documentation prepared for and/or provided to the Health, Safety and Environmental Board Committee relevant to compliance with process safety related aspects of this Consent Decree, specifically BOP testing and maintenance, training and Well Control.  The Independent Process Safety Consultant shall report to the Health, Safety, and Environmental Board Committee no fewer than twice during the life of this Consent Decree, and there shall be at least a one-year interval between two of such reports.  Any such report shall also be provided to the United States, within thirty

(30) Days of the Independent Process Safety Consultant’s report to the Health, Safety, and Environmental Board Committee.  If the Independent Process Safety Consultant concludes at any time that there is a material deficiency in the Transocean Defendants’ practices related to the process-safety-related aspects of this Consent Decree, the Independent Process Safety Consultant shall report its conclusions in writing as soon as practicable to the Transocean Defendants, the Health, Safety, and Environmental Board Committee, and the United States.  The Transocean Defendants shall then respond to the Independent Process Safety Consultant’s conclusions and, if appropriate, develop a remedial plan.  Any such response and remedial plan shall be provided to the United States.

2)            The Independent Process Safety Consultant shall only have the duties, responsibilities and authority conferred by this Consent Decree, shall not have executive or management functions, and shall not replace or assume the role of any of the Transocean Defendants’ or Transocean Ltd.’s officers, executives, directors, managers or supervisors.  Nor shall the Independent Process Safety Consultant exercise the regulatory, enforcement, or other roles of the United States.

24.          Approval of Deliverables.  Transocean Defendants shall submit each plan, report, or other submittal to the United States, whenever such document is required to be submitted to the United States for review or approval pursuant to this Consent Decree.  The

United States’ review shall be based on the criteria established for the deliverable in this Consent Decree or the Performance Plan, and the United States may approve the submittal or decline to approve it because such deliverable does not meet the requirements of this Consent Decree or the Performance Plan, and provide written comments explaining the basis for declining such approval as soon as reasonably practicable.  Within ninety (90) days of receiving written comments from the United States, or such longer period as the parties might agree, Transocean Defendants shall either: (a) revise the submittal consistent with the written comments and provide the revised submittal for final approval to the United States; or (b) submit the matter for dispute resolution, including the period of informal negotiations, under Article XI (Dispute Resolution) of this Consent Decree.  Upon receipt of Plaintiff’s final approval of the submittal, or upon completion of the submittal pursuant to dispute resolution, Transocean Defendants shall implement the approved submittal in accordance with the schedule specified therein.

25.          If the submittal is conditionally approved or approved only in part, pursuant to Paragraph 24, the Transocean Defendants shall, upon written direction from the United States, take all actions required by the approved plan, report, or other item that the United States determines are technically severable from any disapproved portions, subject to the Transocean Defendants’ right to dispute only the specified conditions or the disapproved portions, under Article XI (Dispute Resolution).

26.          If the submittal is disapproved in whole or in part pursuant to Paragraph 24, the Transocean Defendants shall, within seventy-five (75) Days or such other time as the Parties agree to in writing, correct all deficiencies and resubmit the plan, report, or other item, or disapproved portion thereof, for approval, in accordance with the preceding Paragraphs.  If the resubmittal is approved in whole or in part, the Transocean Defendants shall proceed in accordance with the preceding Paragraph.

27.          Any stipulated penalties applicable to the original submittal, as provided in Article IX (Stipulated Penalties), shall accrue during the 75-Day period or other specified period, but shall not be payable unless the resubmittal is untimely or is disapproved in whole or in material part; provided that, if the original submittal was so deficient as to constitute a material breach of the Transocean Defendants’ obligations under this Decree, the stipulated penalties applicable to the original submittal shall be due and payable notwithstanding any subsequent resubmittal.

28.          If a resubmitted plan, report, or other item, or portion thereof, is disapproved in whole or in part, the United States may again require the Transocean Defendants to correct any deficiencies, in accordance with the preceding Paragraphs, or the United States may correct any deficiencies, subject to the Transocean Defendants’ right to invoke Dispute Resolution and the right of the United States to seek stipulated penalties as provided in the preceding Paragraphs.

29.          Permits.  Where any compliance obligation under this Section requires the Transocean Defendants to obtain a federal, state, or local permit or approval, the Transocean Defendants shall submit timely and complete applications and take all other actions necessary to obtain all such permits or approvals.  The Transocean Defendants may seek relief under the provisions of Article X (Force Majeure) for any delay in the performance of any such obligation resulting from a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation, if the Transocean Defendants have submitted timely and complete applications and have taken all other actions necessary to obtain all such permits or approvals.

VII.         FINANCIAL ASSURANCE

30.          The Transocean Defendants shall deliver to the United States a document in which: (a) Transocean Ltd. irrevocably guarantees all payments due from the Transocean Defendants under this Consent Decree, and also irrevocably guarantees that, in the event of any failure of the Transocean Defendants to meet their obligations under this Consent Decree, Transocean Ltd. will cause the Transocean Defendants or one or more of its other subsidiaries to meet such obligations; (b) Transocean Ltd. consents to the jurisdiction of the U.S. courts solely for purposes of enforcing the guarantee; and (c) Transocean Ltd. provides that any legal successor or assign of Transocean Ltd. shall remain liable for the guarantee of the Transocean Defendants’ payment and performance obligations in this Consent Decree as set forth in subparagraphs (a) and (b) above, and an agreement to so remain liable shall be included by Transocean Ltd. in the terms of any sale of Transocean Ltd., acquisition of Transocean Ltd. by any other entity, or merger of Transocean Ltd. into any other entity.  The Transocean Defendants shall deliver to the United States such document within sixty (60) Days of the Date of Entry or ten business days after the next regularly scheduled board meeting of Transocean Ltd., whichever occurs sooner.

VIII.       REPORTING

31.          The Transocean Defendants must post on the Public Web Site and submit the following reports to the United States (unless otherwise specified) and the Board of Directors of Transocean Ltd.:

a.             Annual Report.  For each calendar year after the Date of Entry, by April 2 of the following year, the Transocean Defendants must describe all measures taken to comply with each of the requirements of Article VI (Measures to Improve Performance and Prevent Recurrence) in a report.  The first Annual Report shall be due April 2 of the year following the year in which the Consent Decree is entered.  Subsequent annual reports will be due on April 2 of each succeeding year.  The Transocean Defendants must organize the report to show the measures taken to meet each individual Consent Decree requirement, whether the measures were taken timely, and whether the measures amounted to compliance with the requirement.  Each report shall meet the requirements of the Performance Plan and shall include items including, but not limited to: status of any construction, purchase, installation, or other compliance measures; completion of milestones; problems encountered or anticipated together with implemented or proposed solutions; status of permit applications; operation and maintenance; and reports to federal and state agencies.  The Transocean Defendants shall post all annual reports on the Public Web Site by the same deadlines provided in this Paragraph.

b.             Quarterly Reports to the Board of Directors of Transocean Ltd.   For each calendar year after the Date of Entry, beginning after the first full quarter following the Date of Entry, the Transocean Defendants shall report in detail at least quarterly to the Board of Directors of Transocean Ltd. on the status (in each report for the most recently completed quarter) of the Transocean Defendants’ compliance with each element of this Consent Decree.  The quarterly reports shall include, but not be limited to, all steps taken to comply, all problems or challenges encountered in attempting to comply, and any assistance the Transocean Defendants seek from Transocean Ltd. to help secure timely compliance.  If Transocean Ltd. creates one or more committees of its Board of Directors to receive and consider these reports, the Transocean Defendants’ submission of the quarterly reports to such committees constitutes compliance with this requirement.  Upon the written request of the United States, the Transocean Defendants shall deliver the quarterly reports to the United States.

32.          Include All Incidents of Non-compliance in Reports. In any report required by Article VIII (Reporting), the Transocean Defendants must describe any non-compliance with the requirements of this Consent Decree and provide an explanation of the likely cause and the remedial steps taken, or to be taken, to prevent or minimize such non-compliance.  If any of the Transocean Defendants violates any requirement of this Consent Decree, the Transocean Defendants shall report to the United States such violation and its likely duration, in writing, within ten (10) business Days of the Day that any Sector Manager of Transocean Defendants (identified in the Performance Plan) first becomes aware of the violation, with an explanation of the violation’s likely cause and of the remedial steps taken, or to be taken, to prevent or minimize such violation.  If the cause of a violation cannot be fully explained at the time the report is due, the Transocean Defendants shall so state in the report.  The Transocean Defendants shall investigate the cause of the violation and shall then submit an amendment to the report, including a full explanation of the cause of the violation, within thirty (30) Days of the Day any of the Sector Managers of Transocean Defendants (identified in the Performance Plan) becomes aware of the cause of the violation.  Nothing in this Paragraph or the following Paragraph relieves the Transocean Defendants of their obligation to provide the notice required by Article X (Force Majeure) or their liability for stipulated penalties as set forth in Article IX (Stipulated Penalties).

33.          Certification.  Each report submitted by any of the Transocean Defendants under this Article, or as required by the Performance Plan, shall be signed by an authorized representative of all the Transocean Defendants on the topics addressed in the report and include the following certification:

I certify under penalty of law that this document and all attachments were prepared under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted.  Based on my inquiry of the person or persons who manage the system, or those persons directly responsible for gathering the information, the information submitted is, to the best of my knowledge and belief, true, accurate, and complete.  I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

This certification requirement does not apply to emergency or similar notifications where compliance would be impractical.  Certification of reports required by Paragraph 31 must be by a senior official holding a postion of Vice President or higher.

34.          The reporting requirements of this Consent Decree do not relieve the Transocean Defendants of any reporting obligations required by the CWA or implementing regulations, or by any other federal, state, or local law, regulation, permit, or other requirement.

35.          Any information provided pursuant to this Consent Decree may be used by the United States in any proceeding to enforce the provisions of this Consent Decree and as otherwise permitted by law.

IX.          STIPULATED PENALTIES

36.          The Transocean Defendants shall be liable for stipulated penalties to the United States for violations of this Consent Decree as specified below, unless excused under Article X (Force Majeure).  A violation includes failing to perform any obligation required by the terms of this Consent Decree as specified in this Article, including any provision of the approved Performance Plan or schedule developed under this Consent Decree, according to all applicable requirements of this Consent Decree and within the specified time schedules established by or approved under this Consent Decree or the Performance Plan.

37.          The following stipulated penalties shall accrue per violation per day for each violation of the requirements of this Consent Decree:

a.             For failure to submit timely to the United States the Performance Plan, as specified in Paragraph 14.e:

Period of Delay or Non-Compliance	Penalty per violation per Day
11th through 30th day after deadline	$2,500
31st through 45th day after deadline	$4,000
Beyond 45th day after deadline	$6,000

b.             For failure to submit to the United States a Performance Plan that addresses each of the requirements of Paragraph 14.e for each injunctive relief requirement referenced in Paragraph 14.e:

Period of Delay or Non-Compliance	Penalty per violation per Day
11th through 30th day after deadline	$2,500
31st through 45th day after deadline	$4,000
Beyond 45th day after deadline	$6,000

c.             For failure to design and implement the specified Closeout Process, as required by the first sentence of Paragraph 15.a.(1):

Period of Delay or Non-Compliance	Penalty per violation per Day
11th through 20th day after deadline	$500
21st through 45th day after deadline	$1,000
46th through 60th day after deadline	$2,000
Beyond 60th day after deadline	$4,000

d.             For failure to correct any identified material deficiency within sixty (60) days or by date agreed to by auditor in writing, as required by the second sentence of Paragraph 15.a.(1):

Period of Delay or Non-Compliance	Penalty per violation per Day
4th through 10th day after deadline	$2,500
11th through 30th day after deadline	$5,000
31st through 45th day after deadline	$7,500
Beyond 45th day after deadline	$12,000

e.             For failure to establish or implement the specified Stop-Work Authority procedures, as required by Paragraph 15.a.(2):

Period of Delay or Non-Compliance	Penalty per violation per Day
11th through 20th day after deadline	$500
21st through 45th day after deadline	$1,000
46th through 60th day after deadline	$2,000
Beyond 60th day after deadline	$4,000

f.             For failure to comply with the drilling prohibition or BOP certification requirements in Paragraph 15.b:

Period of Delay or Non-Compliance	Penalty per violation per Day
1st through 10th day after deadline	$7,500
11th through 30th day after deadline	$10,000
31st through 45th day after deadline	$15,000
Beyond 45th day after deadline	$20,000

g.             For failure to develop, implement, or maintain a Well Control Competency Assessment plan, as required by Paragraph 15.d.(1):

Period of Delay or Non-Compliance	Penalty per violation per Day
1st through 10th day after deadline	$1,000
11th through 30th day after deadline	$1,500
31st through 45th day after deadline	$2,500
Beyond 45th day after deadline	$4,000

h.             For failure to timely complete training, as required by Paragraph 15.d.(3), per person:

Period of Delay or Non-Compliance	Penalty per violation per Day
1st through 10th day after deadline	$1,000
11th through 30th day after deadline	$1,500
31st through 45th day after deadline	$2,500
Beyond 45th day after deadline	$4,000

i.              For failure to establish or implement the required Competence Assessment Management System, as required by Paragraph 15.d.(5):

Period of Delay or Non-Compliance	Penalty per violation per Day
11th through 20th day after deadline	$1,000
21st through 45th day after deadline	$1,500
46th through 60th day after deadline	$2,500
Beyond 60th day after deadline	$4,000

j.              For failure to complete timely reviews, and/or the generation of updates, changes and additions, as required by Paragraph 15.d.(6):

Period of Delay or Non-Compliance	Penalty per violation per Day
31st through 45th day after deadline	$2,500
Beyond 45th day after deadline	$4,000

k.             For failure to timely comply with Oil Spill training requirements, as required by Paragraph 16.a, per person:

Period of Delay or Non-Compliance	Penalty per violation per Day
31st through 45th day after deadline	$2,500
Beyond 45th day after deadline	$5,000

l.              For failure to timely post material to the Public Web Site, as required by Paragraph 21.b:

Period of Delay or Non-Compliance	Penalty per Day
11th through 30th day after deadline	$1,000
31st through 45th day after deadline	$1,250
Beyond 45th day after deadline	$1,500

m.           For failure to timely submit Annual Report, or submission of non-compliant Annual Report to the United States, as required by Paragraph 31.a:

Period of Delay or Non-Compliance	Penalty per violation per Day
31st through 45th day after deadline	$1,000
Beyond 45th day after deadline	$2,500

n.             For failure to include the certification under Paragraph 33 (Certification):

Period of Delay or Non-Compliance	Penalty per violation per Day
11th through 30th day after deadline	$1,000
31st through 45th day after deadline	$1,500
Beyond 45th day after deadline	$2,000

o.             For failure to timely submit a deliverable required by Article VI (Measures to Improve Performance and Prevent Recurrence) or the Performance Plan or in compliance with the other requirements of this Consent Decree:

Period of Delay or Non-Compliance	Penalty per violation per Day
11th through 30th day after deadline	$1,000
31st through 45th day after deadline	$1,250
Beyond 45th day after deadline	$1,500

38.          The stipulated penalties under this Article shall begin to accrue as specified above and shall continue to accrue until performance is satisfactorily completed or until the violation ceases.  Stipulated penalties shall accrue simultaneously for separate violations of this Consent Decree.

39.          The Transocean Defendants shall pay any stipulated penalty within thirty (30) Days of receiving the United States’ written demand, unless such penalty is being contested under the Dispute Resolution procedures contemplated under this Consent Decree.

40.          The United States may in the unreviewable exercise of its discretion, reduce or waive stipulated penalties otherwise due under this Consent Decree.

41.          Stipulated penalties shall continue to accrue as provided in Paragraph 37, during any Dispute Resolution, but need not be paid until the following:

a.             If the dispute is resolved either by agreement of the Parties or by a decision of the United States that the Transocean Defendants do not appeal to the Court, the Transocean Defendants shall pay accrued penalties determined to be owing, together with Interest, to the United States within thirty (30) Days of the effective date of the agreement or the receipt of decision or order of the United States.

b.             If the dispute is appealed to the Court and the United States prevails in whole or in part, the Transocean Defendants shall pay all accrued penalties determined by the Court as owing, together with Interest, within sixty (60) Days of receiving the Court’s decision or order, except as provided in subparagraph c, below.

c.             If any Party appeals the District Court’s decision, the Transocean Defendants shall pay all accrued penalties determined as owing, together with Interest, within fifteen (15) Days of receiving the final appellate court decision.

42.          The Transocean Defendants shall pay stipulated penalties owing to the United States in the manner set forth and with the confirmation notices required by Articles V (CWA Civil Penalty and Related Terms) and XVII (Notices) except that the transmittal letter shall state that the payment is for stipulated penalties and shall state for which violation(s) the penalties are being paid.

43.          If the Transocean Defendants fail to pay stipulated penalties according to the terms of this Consent Decree, the Transocean Defendants shall be liable for Interest on such penalties, accruing as of the date payment became due.  Nothing in this Paragraph shall be construed to limit the United States from seeking any remedy otherwise provided by law for the Transocean Defendants’ failure to pay any stipulated penalties.

44.          Subject to the provisions of Article XIV (Effect of Settlement and Reservation of Rights), the stipulated penalties provided for in this Decree shall be in addition to any other rights, remedies, or sanctions available to the United States for the Transocean Defendants’ violation of this Consent Decree or other applicable law.  Stipulated penalties paid under this Consent Decree are neither administrative nor civil penalties.

X.            FORCE MAJEURE

45.          Force majeure, for purposes of this Consent Decree, is defined as any event arising from causes beyond the control of the Transocean Defendants, of any entity controlled by the Transocean Defendants, or of the Transocean Defendants’ contractors that delays or prevents the performance of any obligation under this Consent Decree despite the Transocean Defendants’ best efforts to fulfill the obligation.   The requirement that the Transocean Defendants exercise best efforts to fulfill the obligation, includes using best efforts to anticipate any potential force majeure event and best efforts to address the effects of any such event (a) as it is occurring and (b) after it has occurred to prevent or minimize any resulting delay to the greatest extent possible.  Force majeure does not include the Transocean Defendants’ financial inability to perform any obligation under this Consent Decree.

46.          If any event occurs or has occurred that may delay the performance of any obligation under this Consent Decree, regardless of whether caused by a force majeure event, the Transocean Defendants shall provide notice orally or by electronic or facsimile transmission to the United States, within seven (7) Days of when any of the Transocean Defendants first knew that the event might cause a delay.  Within seven (7) Days thereafter, the Transocean Defendants shall provide in writing to the United States an explanation and description of the reasons for the delay; the anticipated duration of the delay; all actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to prevent or mitigate the delay or the effect of the delay; the Transocean Defendants’ rationale for attributing such delay to a force majeure event if it intends to assert such a claim; and a statement as to whether, in the opinion of the Transocean Defendants, such event may cause or contribute to an endangerment to public health, welfare or the environment.  The Transocean Defendants shall include with any notice all available documentation supporting the claim that the delay was attributable to a force majeure.  Failure to comply with the above requirements shall preclude the Transocean Defendants from asserting any claim of force majeure for that event for the period of time of such failure to comply, and for any additional delay caused by such failure.

47.          If the United States agrees that the delay or anticipated delay is attributable to a force majeure event, the time for performance of the obligations under this Consent Decree that are affected by the force majeure event will be extended by the United States for such time as is necessary to complete those obligations.  An extension of the time for performance of the obligations affected by the force majeure event shall not, of itself, extend the time for performance of any other obligation.  The United States will notify the Transocean Defendants in writing of the length of the extension, if any, for performance of the obligations affected by the force majeure event.

48.          If the United States does not agree that the delay or anticipated delay has been or will be caused by a force majeure event, the United States will notify the Transocean Defendants in writing of that decision.

49.          If the Transocean Defendants elect to invoke the dispute resolution procedures set forth in Article XI (Dispute Resolution), they shall do so no later than fifteen (15) Days after receipt of the notice of the United States.  In any such proceeding, the Transocean Defendants shall have the burden of demonstrating by a preponderance of the evidence that the delay or anticipated delay has been or will be caused by a force majeure event, that the duration of the delay or the extension sought was or will be warranted under the circumstances, that best efforts were exercised to avoid and mitigate the effects of the delay, and that the Transocean Defendants complied with the requirements of Paragraphs 45 and 46, above.  If the Transocean Defendants carry this burden, the delay at issue shall be deemed not to be a violation by the Transocean Defendants of the affected obligation of this Consent Decree identified to the United States and the Court.

XI.          DISPUTE RESOLUTION

50.          Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Article shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree.  The Transocean Defendants’ failure to seek resolution of a dispute under this Article shall preclude their raising any such issue as a defense to an action by the United States to enforce any obligation of the Transocean Defendants arising under this Consent Decree.

51.          Informal Dispute Resolution.  Any dispute subject to Dispute Resolution under this Consent Decree shall first be the subject of informal negotiations.  The dispute shall be considered to have arisen when the Transocean Defendants send to the United States a written Notice of Dispute.  Such Notice of Dispute shall state clearly the matter in dispute.  The period of informal negotiations shall not exceed twenty (20) Days from the date the dispute arises, unless that period is modified by written agreement of the Parties.  If the Parties cannot resolve a dispute by informal negotiations, then the position advanced by the United States shall be considered binding unless, within forty (40) Days after the conclusion of the informal negotiation period, the Transocean Defendants invoke formal dispute resolution procedures as set forth below.

52.          Formal Dispute Resolution.

a.             The Transocean Defendants shall invoke formal dispute resolution procedures, within the time period provided in the preceding Paragraph, by serving on the United States a written Statement of Position regarding the matter in dispute.  The Statement of Position shall include, but need not be limited to, any factual data, analysis, or opinion supporting the Transocean Defendants’ position and any supporting documentation relied upon by the Transocean Defendants.

b.             The United States shall serve its Statement of Position within forty-five (45) Days of receipt of the Transocean Defendants’ Statement of Position.  The United States’ Statement of Position shall include, but is not limited to, any factual data, analysis, or opinion supporting that position and any supporting documentation relied upon by the United States.  The United States’ Statement of Position shall be binding on the Transocean Defendants unless they file a motion for judicial review of the dispute in accordance with the following Paragraph.

53.          The Transocean Defendants may seek judicial review of the dispute by filing with the Court and serving on the United States in accordance with Article XVII (Notices) of this Consent Decree, a motion requesting judicial resolution of the dispute.  The motion must be filed within forty-five (45) Days of receipt of the United States’ opposing Statement of Position pursuant to the preceding Paragraph.  The motion shall contain a written statement of the Transocean Defendants’ position on the matter(s) in dispute, including any supporting factual data, analysis, opinion, or documentation, and shall set forth the relief requested and any schedule within which the dispute must be resolved for orderly implementation of this Consent Decree.

54.          The United States shall respond to the Transocean Defendants’ motion within the time period allowed by the Local Rules of this Court.

55.          Standard of Review.  The Transocean Defendants shall bear the burden of demonstrating by a preponderance of the evidence that their position complies with this Consent Decree.  The invocation of dispute resolution procedures under this Article shall not, by itself, extend, postpone, or affect in any way any obligation of the Transocean Defendants under this Consent Decree, unless and until final resolution of the dispute so provides.  Stipulated penalties with respect to the disputed matter shall continue to accrue from the first Day of noncompliance, but payment shall be stayed pending resolution of the dispute.  If the Transocean Defendants do not prevail on the disputed issue, stipulated penalties shall be assessed and paid as provided in Article IX (Stipulated Penalties).

XII.        INFORMATION COLLECTION AND RETENTION

56.          The United States and its representatives, including attorneys, contractors, and consultants, shall have the right of entry into any rig, vessel, or facility covered by this Consent Decree, at all reasonable times when consistent with safety requirements and procedures, upon presentation of credentials, to:

a.             Monitor the progress of activities required under this Consent Decree;

b.             Verify any data or information submitted to the United States in accordance with the terms of this Consent Decree;

c.             Obtain samples and, upon request, splits of any samples taken by the Transocean Defendants or their representatives, contractors, or consultants;

d.             Obtain documentary evidence, including photographs and similar data; and

e.             Assess the Transocean Defendants’ compliance with this Consent Decree;

57.          Upon request, the Transocean Defendants shall provide to United States or its authorized representative splits of any samples taken by the Transocean Defendants.  Upon request, the United States shall provide to the Transocean Defendants splits of any samples taken by the United States.

58.          Until five (5) years after the termination of the other injunctive requirements of this Consent Decree, the Transocean Defendants shall retain, and shall instruct their contractors and agents to preserve, all non-identical copies of all documents, records, or other information (including documents, records, or other information in electronic form) in their or their contractors or agents possession or control, or that come into their or their contractors’ or agents’ possession or control, and that relate to the Transocean Defendants’ performance of their obligations under this Consent Decree.  The Transocean Defendants shall maintain (but need not add new material to) the Public Web Site for the same period of time.  This information-retention requirement shall apply regardless of any contrary corporate or institutional policies or procedures and also applies to the Public Web Site and all information contained therein.  At any time during this information-retention period, upon request by the United States, the Transocean Defendants shall provide copies of any documents, records, or other information required to be maintained under this Paragraph.

59.          At the conclusion of the information-retention period provided in the preceding Paragraph, the Transocean Defendants shall notify the United States at least ninety (90) Days prior to the destruction of any documents, records, or other information subject to the requirements of the preceding Paragraph and, upon request by the United States, the Transocean Defendants shall deliver any such documents, records, or other information to the United States.  The Transocean Defendants may assert that certain documents, records, or other information is privileged under the attorney-client privilege or any other privilege recognized by federal law.  If the Transocean Defendants assert such a privilege, they shall provide the following:  (a) the title of the document, record, or information; (b) the date of the document, record, or information; (c) the name and title of each author of the document, record, or information; (d) the name and title of each addressee and recipient; (e) a description of the subject of the document, record, or information; and (f) the privilege asserted by the Transocean Defendants.

60.          This Consent Decree in no way limits or affects any right of entry and inspection, or any right to obtain information, held by the United States pursuant to applicable federal laws, regulations, or permits, nor does it limit or affect any duty or obligation of the Transocean Defendants to maintain documents, records, or other information imposed by applicable federal or state laws, regulations, or permits.

XIII.       COVENANTS NOT TO SUE

61.          By the United States. The United States covenants not to sue (under the Complaint or any other instrument) the Transocean Defendants, Transocean Ltd., and Transocean Inc., which includes those companies’ officers, directors, employees, and agents (all in their official capacities as such), for civil or administrative penalties for the Macondo Well

Incident under:  (a) CWA §§ 309(d), (g), and 311(b)(6), (7),  33 U.S.C. §§ 1319(d), (g), and 1321(b)(6), (7);  (b) the Outer Continental Shelf Lands Act, 43 U.S.C. § 1350(b), including without limitation, “Oil and Gas and Sulphur Operation in the Outer Continental Shelf,”  Title 30 C.F.R. Subparts A, B, C, D, and E of Part 250; (c) Endangered Species Act of 1973 § 11(a)(1), 16 U.S.C. § 1540(a)(1); (d) Marine Mammal Protection Act of 1972 § 105(a)(1), 16 U.S.C. § 1375(a)(1); (e) National Marine Sanctuaries Act § 307(d), 16 U.S.C. § 1437(d); (f) the federal Oil and Gas Royalty Management Act, 30 U.S.C. § 1719(a); (g) Section 109 (a) through (c) of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9609(a)—(c); (h) Section 325(a), (b)(1) through (3), and (c) of Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11045(a), (b)(1) through (3), and (c); and (i) Section 113(b), and (d) of the Clean Air Act, 42 U.S.C. 7413(b), and (d).  This covenant takes effect upon timely payment of all sums due under Article V (CWA Civil Penalty and Other Related Terms) and timely completion of all requirements by the Transocean Defendants under Article VI (Measures to Improve Performance and Prevent Recurrence) and Article VII (Financial Assurance).

62.          By the Transocean Defendants.  The Transocean Defendants covenant not to sue the United States for any costs or damages relating to the Macondo Well Incident, including but not limited to any action under Oil Pollution Act (“OPA”) §§ 1007, 1008, 1012, 1013, or 1015(a), 33 U.S.C. §§ 2707, 2708, 2712, 2713, and 2715(a), and the Transocean Defendants must indemnify the United States if any Transocean affiliate pursues such costs or damages from the United States.

XIV.       EFFECT OF SETTLEMENT AND RESERVATION OF RIGHTS

63.          Entry of this Consent Decree resolves the Transocean Defendants’ appeal of OCSLA Incidents of Noncompliance (“INCs”) issued by BSEE on October 12, 2011, referenced as IBLA Appeal (IBLA 2012-0048), and resolves the claims in those INCs without any admission of liability by the Transocean Defendants.  The Transocean Defendants continue to deny the allegations set forth in the INCs.  Within fifteen (15) Days after the Date of Entry, the Transocean Defendants will dismiss IBLA 2012-0048 and will not renew it.  Per Paragraph 61, the United States will not assess civil or administrative penalties against the Transocean Defendants based on the above-referenced OCSLA INCs.

64.          Nothing in this Consent Decree may be construed to alter the ability of the United States to pursue any party named in the Complaint, either for civil penalties under the CWA or otherwise, other than as provided under Paragraph 61 (Covenant Not to Sue by the United States) and under Paragraph 63.

65.          Other than as provided in the Covenent Not To Sue extended by the United States in Paragraph 61 and as provided in Paragraph 63, nothing in this Consent Decree alters the regulatory or enforcement authority of the United States.

66.          The stipulated penalties provided for in this Consent Decree shall be in addition to any other rights, remedies, or sanctions available to the United States for any violation of this Consent Decree or applicable law by the Transocean Defendants.  The Parties each reserve all legal and equitable remedies available to enforce the provisions of this Consent Decree.  This Paragraph does not alter the scope or effect of Paragraph 61 (Covenant Not to Sue by the United States).

67.          Except as expressly set forth herein, this Consent Decree does not affect, limit, or increase the rights of: (a) the Transocean Defendants, or the United States, or (b) anyone who is not a Party to this Consent Decree.

68.          Except as expressly set forth herein, including without limitation Paragraph 61, this Consent Decree shall not be construed to create rights in, or grant any cause of action for, any third party that is not a Party to this Consent Decree.

69.          In any administrative or judicial proceeding initiated by the United States, the Transocean Defendants shall not assert, and may not maintain, any defense or claim upon the principle of waiver, res judicata, collateral estoppel, issue preclusion, claim preclusion, claim splitting, or other defenses based upon any contention that the claims raised by the United States in the subsequent proceeding were or should have been brought in United States v. BP Exploration & Production Inc., et al., Civ. No. 2:10-cv-04536 (E.D. La.).  This Paragraph does not alter the scope or effect of the covenant not to sue extended to the Transocean Defendants by the United States in Article XIII (Covenants Not to Sue).

70.          This Consent Decree is without prejudice to the rights of the United States against the Transocean Defendants, Transocean Inc., and Transocean Ltd., with respect to all matters other than those set forth in Paragraph 61 (Covenant Not to Sue by the United States) and Paragraph 63, including, without limitation, to the following:

a.             Claims based on a failure of the Transocean Defendants to meet a requirement of this Consent Decree, or on a failure of Transocean Ltd., as to the Financial Assurance (Article VII);

b.             Any criminal liability other than that resolved expressly by the Plea Agreement;

c.             Liability for past, present, or future discharges of oil other than those expressly resolved in this Consent Decree;

d.             Liability under the OPA, 33 U.S.C. § 2701 et seq., for removal costs or for damages, including but not limited to: subrogated claims pursuant to section 1015 of the OPA, 33 U.S.C. § 2715, damages for injury to, destruction of, loss of, or loss of use of, natural resources, including the reasonable cost of assessing the damage, and also including the claim for a declaratory judgment of liability under OPA already pleaded in the United States’ Complaint under the Declaratory Judgment Act; and

e.             Liability under 16 U.S.C. § 19jj et seq., for response costs and damages, including but not limited to: injury to park system resources, damages for injury to or loss of natural resources, and for the cost of any natural resource damage assessments.

XV.         PUBLIC PARTICIPATION

71.          This Consent Decree shall be lodged with the Court for public notice and comment in accordance with the procedures of 28 C.F.R. § 50.7.

72.          The United States reserves the right to withdraw or withhold its consent to this Consent Decree if the comments received by it regarding this Consent Decree disclose facts or considerations indicating that this Consent Decree is inappropriate, improper, or inadequate.

73.          The Transocean Defendants consent to entry of this Consent Decree by the Court without further notice and agree not to withdraw from or oppose entry of this Consent Decree by the Court or to challenge any provision of this Consent Decree, unless the United States withdraws from this Consent Decree under Article XV (Public Participation).

XVI.       COSTS

74.          No Party shall seek from another Party any costs (28 U.S.C. § 1920) or attorney fees arising from Civil Action 10-4536 or MDL 2179 incurred on or before the Date of Lodging.

XVII.     NOTICES

75.          Unless otherwise specified herein, any notifications, submittals, or communications required by this Consent Decree shall be made in writing sent by (a) overnight mail or courier and (b) email or facsimile to the addressees shown on Appendix A to this Consent Decree.

76.          A Party may, by written notice to the other Parties, change its designated notice recipient or notice address provided above.

77.          Notices sent pursuant to this Article XVII (Notices) shall be deemed given the Day of transmittal and deemed received the Day after transmittal, unless otherwise provided in this Consent Decree or by mutual agreement of the Parties in writing.

XVIII.    LIMITS AND EFFECTIVE DATE OF CONSENT DECREE

78.          Nothing in this Decree prohibits the Transocean Defendants from adopting any additional measure they believe will reduce risks in the work they undertake regarding process safety, personal safety, or otherwise.  If the Transocean Defendants conclude that such a measure cannot be implemented without violating this Decree, the Transocean Defendants shall advise the United States immediately.

79.          Nothing in this Decree excuses the Transocean Defendants from securing any applicable permits or complying with applicable law.

80.          This Consent Decree takes effect upon the Date of Entry.

XIX.       RETENTION OF JURISDICTION

81.          The Court shall retain jurisdiction over the case set forth in the caption in this Consent Decree for the purpose of resolving disputes arising under this Consent Decree and effectuating or enforcing compliance with the terms of this Consent Decree.

XX.        MODIFICATION

82.          The terms of this Consent Decree, including any attached appendices, may be modified only by a subsequent written agreement signed by all the Parties.  Where the modification constitutes a material change to this Decree, it shall be effective only upon approval by the Court.

83.          Any disputes concerning modification of this Decree shall be resolved pursuant to Article XI (Dispute Resolution), provided, however, that, instead of the burden of proof provided by Paragraph 55, the Party seeking the modification bears the burden of demonstrating that it is entitled to the requested modification in accordance with Federal Rule of Civil Procedure 60(b).

XXI.       TERMINATION

84.          After the Transocean Defendants have:

a.             Completed timely the requirements of Article V (CWA Civil Penalty and Related Terms) of this Consent Decree;

b.             Operated under a fully-approved Performance Plan for five years;

c.             Complied with the terms of the Performance Plan and Article VI (Measures to Improve Performance and Prevent Recurrence) for at least the twelve consecutive months that elapse prior to seeking termination; and

d.             Complied with the other requirements of this Consent Decree, including: payment of any accrued stipulated penalties as required by this Consent Decree  and compliant reporting under Article VIII (Reporting); then the Transocean Defendants may serve upon the United States a Request for Termination, stating that they have satisfied those Consent Decree requirements, together with all necessary supporting documentation.

85.          Following receipt by the United States of the Transocean Defendants’ Request for Termination, the Parties shall confer informally concerning the Request and any disagreement that the Parties may have as to whether the Transocean Defendants have complied with the requirements for termination of this Consent Decree.  If the United States agrees that the Consent Decree may be terminated, the Parties shall submit, for the Court’s approval, a joint stipulation terminating the Decree.

86.          If the United States does not agree that the Decree may be terminated, the Transocean Defendants may invoke Dispute Resolution under Article XI (Dispute Resolution).  However, the Transocean Defendants shall not seek Dispute Resolution of any dispute regarding termination, under Article XXI (Termination), until ninety (90) days after service of its Request for Termination.

XXII.     SIGNATORIES / SERVICE

87.          Each of the undersigned representatives certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree, to execute this Consent Decree, and to legally bind the Party he or she represents to this Consent Decree.

88.          This Consent Decree may be executed in counterparts, and its validity shall not be challenged on that basis.  The Parties agree to accept service of process as specified in Article XVII (Notices) and Appendix A with respect to all matters arising under or relating to this Consent Decree.  For purposes of this Consent Decree a signature page that is transmitted electronically (e.g., by facsimile or e-mailed “PDF”) shall have the same effect as an original.

XXIII.   INTEGRATION

89.          This Consent Decree constitutes the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree and supersedes all prior agreements and understandings, whether oral or written, concerning the settlement embodied herein.  Other than the Performance Plan, no other document, or any representation, inducement, agreement, understanding, or promise, shall constitute any part of this Consent Decree or the settlement it represents.

XXIV.    SALE OF ASSETS

90.          In the event of the sale, assignment, or transfer of some but not all of any Transocean Defendants’ assets to an unaffiliated third party pursuant to an arm’s-length transaction, such third party shall not be liable for the Transocean Defendants’ obligations under this Consent Decree.  The obligations in this Consent Decree with respect to all non-disposed assets shall not be affected.

XXV.     FINAL JUDGMENT

91.          Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment of the Court as to the United States and the Transocean Defendants.  The Court finds that there is no just reason for delay and therefore the Court enters this Consent Decree as a final judgment under Federal Rules of Civil Procedure 54(b) and 58.

IT IS SO ORDERED:

Dated and entered in New Orleans, Louisiana, this              day of                                     , 2013.

HONORABLE CARL J. BARBIER
UNITED STATES DISTRICT JUDGE

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

THE UNDERSIGNED PARTIES ENTER INTO THIS CONSENT DECREE:

FOR THE UNITED STATES:

/s/ Brian Hauck	/s/ Ignacia S. Moreno
BRIAN HAUCK Deputy Assistant Attorney General Civil Division U.S. Department of Justice	IGNACIA S. MORENO Assistant Attorney General Environment and Natural Resources Division U.S. Department of Justice

Date: January 3, 2013	Date: January 3, 2013

/s/ Peter F. Frost	/s/ Steve O’Rourke
PETER F. FROST Director, Torts Branch, Civil Division Admiralty and Aviation U.S. Department of Justice Date: January 3, 2013

STEVE O’ROURKE

Senior Attorney

(For himself and all in Environment Division working on MDL 2179)

Environment and Natural Resources Division

Environmental Enforcement Section

U.S. Department of Justice

P.O. Box 7611

Washington, DC 20044

Telephone: (202) 514-2779

Facsimile: (202) 514-0097

E-mail: steve.o’rourke@usdoj.gov

Date:     January 3, 2013

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

/s/ R. Michael Underhill	/s/ Patrick M. Casey

R. MICHAEL UNDERHILL, T.A.

Attorney in Charge, West Coast Office

(For himself and all in Civil Division working on MDL 2179)

Torts Branch, Civil Division

U.S. Department of Justice

7-5395 Federal Bldg., Box 36028

450 Golden Gate Avenue

San Francisco, CA 94102-3463

Telephone: (415) 436-6648

Facsimile: (415) 436-6632

E-mail: mike.underhill@usdoj.gov

PATRICK M. CASEY

Senior Counsel

Environment and Natural Resources Division

Environmental Enforcement Section

U.S. Department of Justice

P.O. Box 7611

Washington, DC 20044

Telephone: (202) 514-1448

Facsimile: (202) 514-0097

E-mail: patrick.casey@usdoj.gov

Date: January 3, 2013	Date: January 3, 2013

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

/s/ Dana Boente
DANA BOENTE United States Attorney Eastern District of Louisiana

/s/ Sharon D. Smith

SHARON D. SMITH

Assistant United States Attorney

Eastern District of Louisiana

650 Poydras Street, Suite 1600

New Orleans, LA 70130

Telephone: (504) 680-3000

Facsimile: (504) 680-3184

E-mail:  Sharon.d.smith@usdoj.gov

Date: January 3, 2013

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

/s/ Cynthia Giles
CYNTHIA GILES Assistant Administrator Office of Enforcement and Compliance Assurance U.S. Environmental Protection Agency Washington, DC 20460

Date: January 3, 2013

/s/ John Fogarty
JOHN FOGARTY Associate Director, Office of Civil Enforcement Office of Enforcement and Compliance Assurance U.S. Environmental Protection Agency Washington, DC 20460

Date: January 3, 2013

/s/ Cathleen G. Tierney
CATHLEEN G. TIERNEY Senior Attorney, Office of Civil Enforcement Office of Enforcement and Compliance Assurance U.S. Environmental Protection Agency Washington, DC 20460

Date: January 3, 2013

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

/s/ Theodore Chuang
THEODORE CHUANG Deputy General Counsel Department of Homeland Security

Date: January 3, 2013

/s/ Frederick Kenney
REAR ADMIRAL FREDERICK KENNEY Judge Advocate General United States Coast Guard Department of Homeland Security

Date: January 3, 2013

/s/ John S. Luce
JOHN S. LUCE Chief, Office of Claims and Litigation United States Guard Department of Homeland Security

Date: January 3, 2013

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

FOR THE TRANSOCEAN DEFENDANTS:

TRANSOCEAN DEEPWATER INC.

/s/ David A. Tonnel	Date: January 3, 2013
DAVID A. TONNEL
Vice President, Transocean Deepwater Inc.

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

TRANSOCEAN HOLDINGS LLC

/s/ David A. Tonnel	Date: January 3, 2013
DAVID A. TONNEL
Vice President, Transocean Holdings LLC

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC

/s/ Billy D. Ambrose	Date: January 3, 2013
BILLY D. AMBROSE
President, Transocean Offshore Deepwater Drilling Inc.

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

TRITON ASSET LEASING GMBH

/s/ Trevor A. Tessendorf	Date: January 3, 2013
TREVOR A. TESSENDORF
Managing Director, Triton Asset Leasing GmbH

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

COUNSEL FOR ALL TRANSOCEAN DEFENDANTS:

/s/ Brad D. Brian	Date: January 3, 2013
BRAD D. BRIAN
MICHAEL R. DOYAN
LUIS LI
DANIEL B. LEVIN
MUNGER TOLLES & OLSON LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, CA 90071
Tel: (213) 683-9100
Fax: (213) 683-5180
Email: brad.brian@mto.com

STEVEN L. ROBERTS	RICHARD SAUBER
RACHEL GIESBER CLINGMAN	ROBBINS, RUSSELL, ENGLERT, ORSECK,
SUTHERLAND ASBILL & BRENNAN LLP	UNTEREINER & SAUBER LLP
1001 Fannin Street, Suite 3700	1801 K St NW Ste 411-L
Houston, Texas 77002	Washington DC 20006-1322
Tel: (713) 470-6100	Tel: 202.775.4506
Fax: (713) 354-1301	Fax: 202.775.4510

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

APPENDIX A

NOTICES

To the United States:

Chief, Environmental Enforcement Section
Environment and Natural Resources Division
U.S. Department of Justice
Box 7611 Ben Franklin Station
Washington, D.C. 20044-7611
Re: DOJ No. 90-5-1-1-10026
Fax: (202) 514-0097

Peter Frost
Director, Torts Branch, Civil Division
Admiralty and Aviation
U.S. Department of Justice
Box 7611 Ben Franklin Station
Washington, D.C. 20044-7611
Fax: (202) 616-4002
Email: peter.frost@usdoj,gov

Sharon D. Smith
Assistant United States Attorney
United States Attorney’s Office, E.D. Louisiana
650 Poydras Street, Suite 1600
New Orleans, Louisiana 70130
Fax: (504) 589-4510
Email: sharon.d.smith@usdoj.gov

Director, Water Enforcement Division
U.S. Environmental Protection Agency
1200 Pennsylvania Avenue, NW
Washington, DC 20460

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

Chief, Office of Claims and Litigation (CG-0945)
United States Coast Guard
2100 2nd Street SW STOP 7121
Washington, DC 20593-7121
Fax: (202) 372-3975

Bureau of Safety and Environmental Enforcement
Regional Director
1201 Elmwood Park Blvd.
New Orleans, LA 70125-2394

With a copy to:
Bureau of Safety and Environmental Enforcement
Office of the Director
1849 C Street, NW
Washington, DC 20240

General Counsel
National Oceanic and Atmospheric Administration
U.S. Department of Commerce
1401 Constitution Avenue, N.W.
Washington DC 20230
Fax: 202-482-4893
Phone: 202-482-4080
Attn: Lois.Schiffer@noaa.gov

To the Transocean Defendants:

Brad D. Brian
Michael R. Doyen
Luis Li
Daniel B. Levin
Munger Tolles & Olson LLP
355 S. Grand Ave., 35th Floor
Los Angeles, CA 90071
Fax: (213) 683-5180, (213) 683-4018
Email:	brad.brian@mto.com
michael.doyen@mto.com
luis.li@mto.com
daniel.levin@mto.com

PARTIAL CONSENT DECREE WITH TRANSOCEAN DEFENDANTS;
Deepwater Horizon MDL No. 2179; No. 2:10-cv-04536 (E.D. La.)

Steven L. Roberts
Rachel G. Clingman
Sutherland Asbill & Brennan, LLP
1001 Fannin Street, Suite 3700
Houston, TX 77002-6760
Fax: (713) 654-1301
Email:	steven.roberts@sutherland.com
rachel.clingman@sutherland.com

Richard Sauber
Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP
1801 K Street, N.W.
Suite 411L
Washington, DC 20006-1322
Fax: (202) 775-4510
Email:	rsauber@robbinsrussell.com